UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 10, 2014

GULFPORT ENERGY CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	000-19514	73-1521290
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

14313 North May Avenue Suite 100 Oklahoma City, OK	73134
(Address of principal executive offices)	(Zip code)

(405) 848-8807

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

On July 10, 2014, Gulfport Energy Corporation (the “Company”) announced that Aaron Gaydosik has been appointed by the Company’s Board of Directors (the “Board”) to serve as Chief Financial Officer of the Company. From July 2013 until joining the Company, Mr. Gaydosik served as Vice President of Finance at Kodiak Oil & Gas Corp., an independent energy company with operations focused primarily in the Williston Basin of North Dakota. From May 2007 through July 2013, Mr. Gaydosik held various positions of increasing levels of responsibility at Credit Suisse, most recently as a Director in its Oil and Gas Group, focused on capital markets and advisory transactions primarily for exploration and production companies. His prior investment banking experience also includes two years in the energy group at Wachovia Securities. Mr. Gaydosik holds a Bachelor of Business Administration in Finance from Southern Methodist University and a Masters of Business Administration from the University of Chicago Booth School of Business.

In his role as the Company’s Chief Financial Officer, Mr. Gaydosik will receive an annual base salary of $300,000, subject to increases as may be determined from time to time by the compensation committee of the Board. Under the terms of his employment, Mr. Gaydosik is also entitled to a one-time sign-on bonus, consisting of (i) $150,000 payable in cash and (ii) a restricted stock award valued at $225,000, vesting in two approximately equal annual installment beginning on August 1, 2015. Mr. Gaydosik will also participate in the Company’s annual incentive compensation plan, under which he will be entitled to receive an annual award representing 50%, 75% or a maximum of 200% of his base salary, depending on reaching pre-determined financial and/or operational metrics. Mr. Gaydosik will be also entitled to receive an annual long-term equity incentive award, consisting of time-vested restricted stock, vesting in three approximately equal annual installments beginning on the date of grant, with a target level of 300% of his annual base salary. The timing and the amount of such annual long-term equity incentive award will be determined by the compensation committee of the Board in its sole discretion and will be prorated for 2014, based on the number of months served during 2014.

Under the terms of Mr. Gaydosik’s employment with the Company, he will be entitled to certain termination benefits. If Mr. Gaydosik’s employment with the Company or its successor is terminated within 18 months of the date of occurrence of a change in control, Mr. Gaydosik will be eligible to receive a cash payment equal to two times his annual base salary and target annual incentive bonus. In addition, upon such termination following a change in control, all equity awards that have been granted to Mr. Gaydosik prior to such termination will immediately vest on the date of termination and he will be entitled to continuous medical coverage under COBRA. If, in the absence of a change in control, Mr. Gaydosik’s employment with the Company is terminated for any reason other than for cause, he will receive severance in the amount equal to one year of his annual base salary and target annual incentive bonus. In addition, all equity awards that have been granted to Mr. Gaydosik prior to such termination will immediately vest on the date of termination and he will be entitled to one-year continuation of benefits. If Mr. Gaydosik is terminated for cause or voluntarily resigns from his employment with the Company, he will lose all rights to his unvested equity awards.

Under the terms of his employment, Mr. Gaydosik is eligible to participate in benefit plans then in existence for the benefit of employees generally, including the Company’s 401(k) plan, and will receive medical and dental coverage, as well as life insurance and long-term disability benefits under the terms afforded to similarly situated employees.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GULFPORT ENERGY CORPORATION

Date: July 10, 2014	By:	/s/ MICHAEL G. MOORE
Michael G. Moore Chief Executive Officer and President